Exhibit 4.23
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the "Certificate of Incorporation") and our By-Laws (the "By-Laws"), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law for additional information.
Authorized Capital Stock
Our authorized shares of stock consist of 1,000,000,000 shares of common stock, each having a par value of eight-tenths of a penny ($.008) ("Common Stock"), and 150,000,000 shares of preferred stock, each having a par value of one penny ($.01) ("Preferred Stock"). Each outstanding share of Common Stock is fully paid and nonassessable. There are currently no shares of Preferred Stock outstanding.
Voting Rights
Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.
Dividend Rights
Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.
Liquidation Rights
Upon the occurrence of a liquidation, dissolution or winding-up, the holders of our Common Stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding Preferred Stock.
Other Rights and Preferences
Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.
Listing
Our Common Stock is traded on The Nasdaq Global Select Market under the trading symbol "BKNG."

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